Exhibit 99.1

LOAN AND DEPOSIT GROWTH PACE 2009 RESULTS

FOR SOLERA NATIONAL BANCORP, INC.

Entering Third Year of Operation, Company Approaches Break-Even with Eye on Growth

Performance Highlights

•                  Net Loss Declines Sharply:  Net loss of $9,000 in fourth quarter 2009 declined $252,000, or 97%, from third quarter 2009, and $754,000, or 99%, from fourth quarter 2008.   The Bank opened its doors in September 2007 and, despite economic conditions in the past two years, has steadily moved towards its goal of consistent profitability.

•                  Significant Revenue Growth:  Net interest and dividend income increased 102% to $925,000 in fourth quarter 2009 compared with $458,000 in fourth quarter 2008, reflecting strong net interest margin management.

•                  Solid Loan Production:  The loan portfolio grew 136% to $50.5 million at December 31, 2009 compared to $21.4 million at December 31, 2008. The Bank continued to find quality lending opportunities to small and midsize businesses in the Denver Metropolitan area.

•                  Superior Asset Quality:  At December 31, 2009, Solera had no non-performing assets and has not experienced net credit losses since opening in September 2007. The Bank has an allowance for loan losses of 1.64% of gross loans as of December 31, 2009.

•                  Strong Core Deposit Growth:  Customer deposits grew 177% to $104.4 million at December 31, 2009 compared with $37.7 million at December 31, 2008. Enhancing the Bank’s low cost of funds, core deposits, which exclude time deposits, comprised 62% of total deposits at December 31, 2009 compared with 36% of total deposits at December 31, 2008.

•                  New Accounts:  The number of loan and deposit accounts grew 101% to 1,745 at December 31, 2009 from 869 accounts as of December 31, 2008.

•                  Expense Control:  Noninterest expense in fourth quarter 2009 of $1.0 million declined 2% from prior quarter and 16%, or $191,000, from fourth quarter 2008.

•                  Capital Strength:  At December 31, 2009, the Company’s tangible book value per share was $6.96. Solera National Bank’s Tier 1 Leverage Capital Ratio of 11.1% and Total Risk-Based Capital Ratio of 20.8% at December 31, 2009 substantially exceeded the regulatory requirements of a well-capitalized bank.

LAKEWOOD, CO — February 4, 2010 - Solera National Bancorp, Inc. (OTC Bulletin Board: SLRK), the parent company of Solera National Bank, reported a fourth quarter 2009 net loss of $9,000 or less than one cent per share compared with a net loss of $261,000 or ($0.10) per share in third quarter 2009 and a net loss of $763,000 or ($0.30) per share in fourth quarter 2008.

For the year ended December 31, 2009, the Company reported a net loss of $1,276,000 or ($0.50) per share compared with a net loss of $2,214,000 or ($0.87) per share at December 31, 2008. The Company continues to steadily narrow losses as it moves toward consistent and healthy profitability.

During fourth quarter 2009, total interest and dividend income was $1.63 million, the best in the Company’s history, growing 130% compared with fourth quarter 2008. Interest and fee income on loans was $713,000, also the highest in the Bank’s history, growing 198% compared with fourth quarter 2008.

“We made substantial and rapid progress during 2009 in building our franchise.  Our well-capitalized status, strong balance sheet and ample liquidity position us well for 2010,” commented Douglas Crichfield, President and CEO.  “We have continued to win market share by providing excellent service and leading-edge products to small and midsize business customers who are finding fewer opportunities with large national and regional institutions as they focus on larger business customers.”

The Bank’s executives and Board members actively reach out to the business community to build awareness of Solera and generate new business opportunities. In 2009, the Bank expanded its active outreach by forming a Community Advisory Council, consisting of Bank founders and members of the Denver Metropolitan area business community.

Crichfield commented:   “Our expertise in serving small businesses, Hispanic- and minority-owned businesses, and our multi-faceted support of the area’s growing Hispanic community in areas such as education, financial literacy, and small business management has been vital to winning new business and enhancing customer loyalty.”

Net interest and dividend income rose to $925,000 in fourth quarter 2009, 21% higher than the prior quarter and a 102% increase over fourth quarter 2008, which management noted reflects the Bank’s active outreach and high levels of customer retention.

“Management’s focus during the fourth quarter was on growing net interest income while positioning the balance sheet for expanding net interest margin in 2010,” remarked Robert J. Fenton, Executive Vice President and Chief Financial Officer.  “We attracted a significant number of customers during the first nine months of 2009, due in part to very competitive rates offered on our savings and interest-bearing checking accounts.  We lowered those rates during the fourth quarter with no net loss of customers, which resulted in a 20 basis point reduction in our cost of funds.  We anticipate this improvement, coupled with a shift in asset mix from the investment portfolio to the loan portfolio during 2010, will result in a meaningful expansion of net interest margin throughout the year.”

The Company generated noninterest income of $200,000 in fourth quarter 2009, compared with $178,000 and $62,000 in third quarter 2009 and fourth quarter 2008, respectively.  During fourth quarter 2009, the Company recognized a $173,000 net gain on sale of securities compared to a

$98,000 and $2,000 net gain on sale of securities during the third quarter 2009 and fourth quarter 2008, respectively.

The Company reported record total assets of $132.8 million at December 31, 2009, compared with $67.7 million at December 31, 2008. Average earning assets were $130.6 million in the fourth quarter 2009 compared with $106.1 million in the third quarter 2009.

Management noted the Company continues to be successful in generating revenue growth well in excess of noninterest expense.  Noninterest expense in fourth quarter 2009 of $1.0 million was the lowest of the year and represented a decline of $191,000 compared with fourth quarter 2008.

At the end of fourth quarter 2009, the Company had no non-performing assets.  In light of the growth in the loan portfolio and the current economic environment, the Company deemed it prudent to increase its allowance for loan losses by $130,000 from the trailing quarter to $830,000, representing 1.64% of gross loans.

Customer deposits totaled $104.4 million in fourth quarter 2009, an increase of $66.7 million compared to fourth quarter 2008. Importantly, management notes the growth in customer deposits during 2009 was primarily in core deposits, which exclude time deposits.  The Company believes these core deposits will be a more stable source of funds over the long-term.  Core deposits comprised 62% of deposits at December 31, 2009 compared to 36% at December 31, 2008. The number of deposit accounts grew to 1,595, an increase of 6% and 106% compared to third quarter 2009 and fourth quarter 2008, respectively. The Bank’s Tier 1 Leverage Capital Ratio was 11.1% at year end, while its Total Risk-Based Capital was 20.8% — both in excess of commonly accepted regulatory standards for well-capitalized institutions.

The Company had significant liquidity at quarter-end, including unsecured federal fund purchase lines and additional secured borrowing capacity at the Federal Home Loan Bank Topeka, the Federal Reserve Bank, and through a correspondent bank relationship.

Looking ahead to 2010, Crichfield concluded, “We expect to continue the significant expansion of our franchise through customer acquisition while building on the momentum established in 2009 in terms of the bottom-line. Our primary focus will be achieving sustained profitability and growth in shareholder value this year and beyond.”

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007. Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

All information in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank

(“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following:   the Company has a very limited operating history upon which to base an estimate of its future financial performance; the Company expects to incur losses during its initial years of operations; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the departures of key personnel or directors may impair the Bank’s operations; and general economic and market conditions. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:

Douglas Crichfield, President & CEO, 303-937-6429

Robert J. Fenton, EVP, Chief Financial Officer, 303-202-0933

FINANCIAL TABLES FOLLOW

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
ASSETS
Cash and due from banks	$1,696	$1,087	$718	$1,577	$1,436
Federal funds sold	820	4,975	385	—	965
Interest-bearing deposits with banks	3,784	2,241	—	—	—
Investment securities, available-for-sale	73,441	73,026	53,718	52,484	41,557
FHLB and Federal Reserve Bank stocks, at cost	1,131	1,092	1,064	1,069	1,080
Gross loans	50,504	48,490	39,308	31,066	21,413
Net deferred (fees)/expenses	(114)	(135)	(103)	(118)	(57)
Allowance for loan losses	(830)	(700)	(520)	(386)	(268)
Net loans	49,560	47,655	38,685	30,562	21,088
Premises and equipment, net	875	909	948	978	1,012
Accrued interest receivable	814	677	657	468	383
Other assets	719	752	214	244	222
TOTAL ASSETS	$132,840	$132,414	$96,389	$87,382	$67,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$2,624	$4,346	$5,637	$5,171	$3,910
Interest-bearing demand deposits	6,830	11,537	2,773	4,372	2,604
Savings and money market deposits	55,318	42,323	13,219	8,676	6,873
Time deposits	39,629	44,696	44,630	37,269	24,275
TOTAL DEPOSITS	104,401	102,902	66,259	55,488	37,662

Securities sold under agreements to repurchase and federal funds purchased	326	26	1,541	1,182	398
Accrued interest payable	82	139	113	109	80
Accounts payable and other liabilities	344	1,894	420	1,799	394
FHLB borrowings	8,750	7,750	9,500	10,000	10,000
Deferred rent liability	85	80	74	68	61
Capital lease liability	118	128	138	147	156
TOTAL LIABILITIES	114,106	112,919	78,045	68,793	48,751

Common stock	26	26	26	26	26
Additional paid-in capital	25,768	25,713	25,660	25,607	25,558
Accumulated deficit	(8,016)	(8,007)	(7,746)	(7,222)	(6,740)
Accumulated other comprehensive income	956	1,763	404	178	148
TOTAL STOCKHOLDERS’ EQUITY	18,734	19,495	18,344	18,589	18,992
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$132,840	$132,414	$96,389	$87,382	$67,743

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Three Months Ended:
($000s)	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Interest and dividend income
Interest and fees on loans	$713	$598	$469	$314	$239
Federal funds sold	2	2	—	1	6
Investment securities	896	752	650	598	436
Dividends on bank stocks	11	11	10	10	11
Other	8	—	—	—	18
Total interest and dividend income	1,630	1,363	1,129	923	710

Interest expense
Deposits	622	517	369	294	144
Securities sold under agreements to repurchase and federal funds purchased	2	2	4	3	2
FHLB borrowings	78	78	86	92	102
Capital leases	3	3	3	4	4
Total interest expense	705	600	462	393	252
Net interest and dividend income	925	763	667	530	458
Provision for loan losses	130	180	135	117	88
Net interest and dividend income after provision for loan losses	795	583	532	413	370

Noninterest income
Customer service and other fees	27	80	71	69	53
Gain on sale of securities	173	98	30	77	2
Sublease income	—	—	—	4	7
Total noninterest income	200	178	101	150	62

Noninterest expense
Salaries and employee benefits	548	591	686	612	766
Occupancy	141	142	139	136	135
Professional fees	80	53	67	116	91
Other general and administrative	235	236	264	181	203
Total noninterest expense	1,004	1,022	1,156	1,045	1,195

Net loss	$(9)	$(261)	$(523)	$(482)	$(763)

Number of deposit accounts	1,595	1,510	1,152	1,034	773
Number of loan accounts	150	141	127	114	96
Total accounts	1,745	1,651	1,279	1,148	869